Exhibit 99.1

Eternity Healthcare Inc. Enters into Share Exchange Agreement with
Guizho Tongren Healthy China Biotechnology Co. Ltd.

NEW YORK, NEW YORK - December 14, 2017 - Eternity Healthcare (“Eternity” or the “Company”) (OTC: ETAH) today announced that it has entered into a share exchange agreement (the "Exchange Agreement") dated December 13, 2017, with the equity holders of Guizho Tongren Healthy China Biotechnology Co. Ltd., a company recently formed to engage in the business of providing stem cell storage and related medical therapies in China. Pursuant to the Exchange Agreement, in exchange for an aggregate of 17,181,769 shares of the common stock of the Company, Guizho Tongren Healthy China Biotechnology Co. Ltd. will become a wholly-owned subsidiary of Eternity Healthcare.

As announced on November 16, 2017, Eternity intends to build a cell storage, transformation and application facility in Tongren, Guizhou Province, China, that will utilize the proprietary biotechnology developed by Shenzhen Zoken Biotechnology Co. LTD. The Company will establish a facility in Tongren for the treatment of clients interested in the benefits of stem cell storage and applications, which will have a fully equipped stem cell laboratory, immune cell research room, and a genetics and gene research laboratory. It is estimated that construction of the facility, including acquisition of the equipment, and initial working capital, will require approximately $20 million. It is anticipated that the funds will be provided by affiliates of one of the Company’s shareholders, pursuant to a long-term loan.

Once completed, the facility will provide its clients with treatments and services similar to those provided by hospitals which rely upon Shenzhen Zoken Biotechnology to service their clients. Unlike those hospitals, which ship their patients’ stem cells to Shenzhen Zoken Biotechnology for storage and transformation, all work will be done on site at Eternity’s facility.

The Company is currently in negotiations as to the terms of the loan, including interest rate and amortization schedule, the royalty, and other provisions of the license to be entered into with Shenzhen Zoken Biotechnology, including the right to use future technologies, and the terms of the lease for the facility.

ETERNITY HEALTHCARE INC.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding its intent to develop a stem cell facility and the benefits of such a facility to the public and the Company are subject to numerous risks and uncertainties, including, but not limited to, the timing of the completion of the project, the terms under which the project will be completed, the consumer acceptance of stem cell technologies and whether alternate technologies will displace stem cell technologies. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Porter, LeVay & Rose
Matthew Abenante, 212-564-4700
matthew@plrinvest.com